Exhibit 99.1

2901 Patrick Henry Drive Santa Clara, CA 95054 Phone: +1-408-938-5200 Fax: +1-408-790-3800 info@echelon.com www.echelon.com
Echelon Reports Fourth Quarter 2017 Results

--Year-Over-Year Revenue Growth Across Connected Lighting and Embedded LON®-based IoT Products--

Santa Clara, Calif., February 8, 2018 - Echelon Corporation (NASDAQ: ELON) today announced financial results for the fourth quarter ended December 31, 2017.

“We ended 2017 with growth across both our distributed intelligence LON-enabled embedded IoT and connected lighting solutions product lines,” said Ron Sege, Chairman and CEO. “Echelon is being acknowledged across the lighting industry as one of the leading suppliers of connected outdoor lighting solutions worldwide, and our innovative portfolio of products continues to win awards and praise from customers. Over the last year, we have also seen an increasing number of existing LON-enabled embedded customers pursue an ‘embrace, extend and enhance’ strategy, as they look to embrace the value of their assets by leveraging existing connected devices, extend them with emerging technologies, and enhance the data collected with cloud-based analytics. With a majority of our largest embedded LON customers showing year-over-year growth, and the value of accessible, operational data increasing, we believe this trend will continue.”

Financial Highlights

•	Revenues: $8.0 million.

•	GAAP Operating expenses $5.4 million; Non-GAAP Operating expenses $5.1 million.

•	GAAP Net Loss: $1.2 million; GAAP Net Loss per Share: $0.27.

•	Non-GAAP Net Loss: $0.9 million; Non-GAAP Net Loss per Share: $0.20.

•	Cash & investments: $20.5 million.

Revenues were $8.0 million in the fourth quarter, an increase from $7.8 million, or 3%, in the previous quarter and from $7.5 million, or 7%, in the previous year. The Company's lighting solutions business grew year-over-year and sequentially. The LON-based embedded platform business grew year-over-year but saw a modest decline sequentially as customers scheduled orders to manage year-end inventory balances.

GAAP gross margin in the fourth quarter was 52.0% compared with 57.3% in the prior quarter and 55.0% a year ago. The decreases were the result of a combination of product mix, higher costs associated with the initial ramp of new lighting products, and one-time costs related to freight and inventory management.

GAAP operating expenses for the quarter were $5.4 million, up from $5.2 million in the previous quarter and down from $5.8 million in the same period last year. Non-GAAP operating expenses for the quarter were $5.1 million, up slightly from $5.0 million last quarter, and flat with a year ago. The sequential increase was primarily driven by increased R&D spending associated with new product introductions to meet increased customer demand.

GAAP net loss for the quarter was $1.2 million, or $0.27 per share, compared to last quarter’s net loss of $0.9 million, or $0.19 per share, and a net loss of $1.2 million, or $0.28 per share, in the same period last year. Non-GAAP net loss for the fourth quarter was $0.9 million, or $0.20 per share, compared with non-GAAP net loss of $0.6 million, or $0.14 per share, in the previous quarter and $0.5 million, or $0.11 per share a year ago. The sequential increase was primarily the result of the lower gross margin in the fourth quarter. The year-over-year increase in non-GAAP net loss was primarily attributable to foreign currency translation gains and losses between the two quarters.

Included in both GAAP and non-GAAP results for the fourth quarter of 2017 were foreign currency translation losses of $107,000, which were attributable to fluctuations in foreign currency denominated short-term intercompany balances. This compares to foreign currency translation losses of $196,000 in the third quarter of 2017 and gains of $549,000 in the fourth quarter of 2016.

The Company ended the year with $20.5 million in cash and investments.

Connected Lighting Solutions Highlights

Connected lighting solutions revenue increased in the fourth quarter to record levels, driven by a confluence of market trends and Company activities. Echelon’s sales efforts over the last several quarters showed accelerated results this quarter with multiple project installations simultaneously underway. While the Company sees strengthening in the market and the emergence of a strong product cycle, sales are expected to remain unpredictable and implementations to take three to six months to fully install and commission, resulting in lumpy revenue in this product line.

Lighting project highlights from the fourth quarter include the following:

•
A major city in New England selected Echelon’s IoT-enabled, connected streetlight system to intelligently control 5,150 LED streetlights in the downtown district. Together with the potential for sizable energy and maintenance savings, Echelon was chosen for its proven ability to control and manage the city’s lighting infrastructure through a combination of wireless connections for conventional light fixtures, and power line communication for decorative lighting fixtures. This system is currently being installed.

•
The City of Rancho Cucamonga in southern California selected Echelon as part of their LED streetlight retrofit project. Not only will the city have fine-grained control over its streetlights and automated monitoring and reporting for the first time, they also estimate that the retrofit will save over $1.0 million a year from lower energy use as well as maintenance savings. This project is also currently being installed.

•
A major city in Silicon Valley selected Echelon’s lighting controls for 5,749 LED street lights. Echelon was chosen for its ability to control and manage the city’s lighting infrastructure and being “Smart City” enabled to support future IoT applications. This project is currently being installed.

This quarter Echelon also began to enhance its professional services capabilities for its lighting solutions portfolio. The Company's experience in connected lighting systems, coupled with its device networking expertise, is resulting in new opportunities to play an expanded role in lighting projects. By building out a professional service offering, Echelon can assist customers and partners with the installation and programming of their networks. This combination not only brings Echelon closer to its end customers, but may also add a new revenue stream.

LonWorks®-enabled Embedded IoT Platform Highlights

As customers increasingly realize the power of Echelon’s distributed intelligence LonWorks-based solutions, they are opting to ‘embrace, extend, and enhance’ their existing installations. For example, Echelon is currently engaged in a professional services project to extend an existing LonWorks network in a large transportation system to access data for use in monitoring and improving train safety. The LonWorks system will be extended to provide data in conjunction with a video surveillance system to cloud-based safety systems. While the design is not finalized, the Company expects the solution will include Echelon’s powerful Edge Servers to aggregate data and send it to the cloud for valuable analysis.

We believe that these trends have contributed to growth in 7 out of 10 of the Company’s largest embedded LonWorks customers in 2017, with the top 3 customers growing an average 31%. In addition, design wins for Echelon’s 5000 and 6050 series System on Chips (SoCs) also contributed to the growth. Overall, in 2017 Echelon had more than 1,000 active customers.

Advanced Technology Highlights

A broad upgrade of Echelon’s outdoor lighting solutions product line has set the stage for accelerated adoption. Sales of these new, open and extendable solutions saw a noticeable increase in orders shipped in the fourth quarter. This redesign paves the way for city-wide lighting networks across multiple, mid-band sensor and data applications, positioning Echelon to play an increasingly large role in the trend towards smart cities. Key products that were released in the fourth quarter include:

•
The Echelon LumInsight® 2.1 Cloud CMS is an upgrade to Echelon’s native cloud-hosted CMS that includes asset and energy management applications and is easily extensible to smart city applications via its “widget” architecture. The user-friendly CMS provides a configurable dashboard that can be customized for the needs of not only maintenance and sustainability, but the city manager as well. An advanced mapping user interface provides rich insights into site status and network health. The CMS features actionable alarms and reports and reports, and improved tools and tutorials for making deployment easy for Echelon’s partners. LumInsight 2 Cloud is accessible from any browser-based device.

•
The Echelon LumInsight IoT Gateway is a new distributed edge server platform for managing and monitoring mission critical segments for a city-wide network. Echelon’s Edge Servers become smarter and more capable with the LumInsight IoT Gateway and provide greater intelligence at the edge of the network for more reliable, uninterrupted operations that support adaptive operations. The server has an open programable and extendible interface that enables scaling of multiple sites and segments across an entire city’s geography and integrates with existing systems including building and industrial automation systems. This gateway securely provides LumInsight 2 Cloud Central Management System (CMS) the data it needs to manage a multi-site network.

•
The Echelon TOP900TLX-E controller is a new addition to the TOP900 family and is a compact, plug and play lighting control node targeted at municipal and outdoor enterprise markets in North and Latin America. This new product adds capability for automatic discovery and location through an embedded GPS module, and is designed to provide accurate revenue grade metering on each node for tracking usage and validating energy savings. It also provides the ability to collect valuable user-configurable operational data for diagnostics and analysis at a granular level.

Sales & Marketing Highlights

Echelon was recently acknowledged as the supplier with the third largest global installed base of smart streetlight controls as of the end of 2017, as noted in Global LED and Smart Streetlighting: Market Forecast (2017 - 2027) published by the NorthEast Group LLC in November.

Echelon’s InSight® Cognitive Vision System (CVS) was named a Top 10 Product of the year and received a 2017 Edison Report LightTrades Award. Echelon demonstrated InSight CVS earlier in the year in both traffic counting and traffic adaptive lighting applications.

Echelon’s LumInsight 2 cloud platform was named an LEDS Magazine Sapphire Award finalist. The Sapphire Awards recognize the top advances and visionaries in the LED industry. This is the second year in a row that Echelon has been recognized as a finalist.

Two publications recently highlighted Echelon products used in the Internet of Things (IoT). American City & County Magazine wrote about Echelon’s smart lighting solutions being used by the city of Goldendale, WA to upgrade their streetlights to LEDs, while addressing the local observatory’s needs for dark skies. IoTNowTransport wrote a feature article highlighting Echelon’s role in Amtrak’s high-speed Acela train’s critical monitoring system for compartment tilt, braking, doors, etc based on Echelon’s Embedded LonWorks platform.

During the quarter Echelon augmented its sales and field engineering force with experts from the data networking and wireless markets. We believe that the Company’s unique blend of data networking, operational technology and lighting expertise will create competitive advantages in the years to come.

Outlook

Echelon’s guidance for the first quarter of 2018 is as follows:

•
Total revenues are expected to be in a range of $7.7 million to $8.1 million. This estimate is based on the new revenue recognition guidance, which became effective for Echelon on January 1, 2018. Under the old revenue recognition rules, the Company would have expected first quarter 2018 revenues in a range of $7.8 million to $8.2 million.

•	Gross margin is expected to be in a range of 53% to 54%.

•	GAAP operating expenses are expected to be in a range of $5.9 million to $6.1 million.

•
Non-GAAP operating expenses are expected to be in a range of $5.6 million to $5.8 million as we continue to incur near-term costs associated with the roll-out of new products. The Company expects these costs will return to more recent historical levels later in 2018.

•	GAAP loss per share is expected to be between $0.35 and $0.46, based on 4.5 million weighted average shares outstanding.

•	Excluding expected non-cash equity compensation charges of $0.07 per share, non-GAAP loss per share is expected to be between $0.28 and $0.39.

About Echelon Corporation

For 30 years Echelon (NASDAQ: ELON) has pioneered the development of open-standard networking platforms for connecting, monitoring and controlling devices in commercial and industrial applications. With more than 140 million connected devices installed worldwide, Echelon's solutions host a range of applications enabling customers to reduce energy and operational costs, improve safety and comfort, and create efficiencies through optimizing physical systems. Echelon is focusing today on two IoT (Internet of Things) market areas: creating smart cities and smart campuses through connected outdoor lighting systems, and enabling device makers to bring connected products to market faster via a range of IoT-optimized embedded systems. More information about Echelon can be found at www.echelon.com.

Echelon, Echelon logo, InSight, LON, Lumewave, LumInsight, and LonWorks are trademarks of Echelon Corporation that may be registered in the United States and other countries. All other trademarks are owned by their respective owners.

Use of Non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles, or GAAP, we have provided in this press release certain measures that have not been prepared in accordance with GAAP. These non-GAAP financial measures consist of (i) non-GAAP net income, which is defined as net income less stock-based compensation expense, adjustments to contingent consideration, restructuring, goodwill impairment, lease termination charges, and income tax effect of reconciling items, and (ii) non-GAAP net income per share, which is defined as non-GAAP net income divided by the fully diluted weighted-average number of shares outstanding.

We use these non-GAAP financial measures internally to analyze our financial results and trends, prepare and approve our annual budget, and develop short- and long-term operating plans. We believe these non-GAAP financial measures are useful to investors as an additional tool to evaluate ongoing operating results and trends. However, it is important to note that these non-GAAP financial measures are not based on any standardized methodology and are not necessarily comparable to similar measures used by other companies. In addition, stock-based compensation expense and other excluded items may have a material impact on our reported financial results. As a result, these non-GAAP financial measures should not be considered in isolation or as a substitute for comparable financial information prepared in accordance with GAAP and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. A reconciliation of our non-GAAP financial measures to their most directly comparable GAAP financial measures has been provided in the financial statement tables included in this press release, and investors are encouraged to review the reconciliation.

Risk Factors Regarding Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created thereby. Forward looking statements include, without limitation, statements regarding our future financial and operating performance, including our guidance for the first quarter of 2018, opportunities for future growth, the size of prospective markets, and our business strategy, plans and objectives. Actual results could differ materially from those projected in our forward-looking statements as a result of a number of risks and uncertainties, including, but not limited to, risks associated with the continued development and growth of markets for Echelon's products; failure to achieve revenue estimates or maintain expense controls; anticipated product performance and value; circumstances that may delay the time frame for achieving our business outlook; our ability to attract and retain talent; the risk of competition that may arise as the market develops or through consolidations in the industry; the timely development of our products and services and the ability of those products and services to perform as designed and meet customer expectations; the deployment and success of the pilot programs and proof of concepts, including the extent to which they result in follow-on orders; the risk that we do not meet expected or required shipment, delivery or acceptance schedules for our products, which could cause us to incur penalties or additional expenses or delay revenue recognition as a result; and other risks identified in the reports we file with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

The financial information presented in this release reflects estimates based on information that is available to us at this time. We undertake no obligation to update or revise these forward-looking statements, whether as a result of new information, future events or otherwise.

The condensed consolidated financial statements that follow should be read in conjunction with the notes set forth in our Annual Report on Form 10-K when filed with the Securities and Exchange Commission.

Investor Relations Contact
Annie Leschin/Rhonda Bennetto
StreetSmart Investor Relations
(415) 775-1788
annie@streetsmartir.com
rhonda@streetsmartir.com

ECHELON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2017	December 31, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$7,261	$9,803
Restricted investments	1,250	1,250
Short-term investments	11,967	11,983
Accounts receivable, net	2,721	3,015
Inventories	3,251	2,570
Deferred cost of revenues	1,767	1,104
Other current assets	1,152	900
Total current assets	29,369	30,625
Property and equipment, net	458	445
Other long-term assets	1,712	1,838
	$31,539	$32,908
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,317	$1,697
Accrued liabilities	1,878	2,174
Deferred revenues	4,805	3,671
Total current liabilities	9,000	7,542
Long-term liabilities	652	688
Total stockholders’ equity	21,887	24,678
	$31,539	$32,908

ECHELON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016

Revenues	$8,030	$7,498	$31,667	$32,385
Cost of revenues (1)	3,858	3,375	14,016	14,302
Gross profit	4,172	4,123	17,651	18,083
Operating expenses:
Product development (1)	2,551	2,119	9,313	8,260
Sales and marketing (1)	1,368	1,638	5,532	6,189
General and administrative (1)	1,450	1,782	6,959	8,077
Restructuring charges	—	286	—	286
Total operating expenses	5,369	5,825	21,804	22,812
Loss from operations	(1,197)	(1,702)	(4,153)	(4,729)
Interest and other income, net	(58)	567	(498)	808
Loss before provision for income taxes	(1,255)	(1,135)	(4,651)	(3,921)
Income tax expense (benefit)	(53)	102	(28)	182
Net loss	$(1,202)	$(1,237)	$(4,623)	(4,103)

Basic and diluted net loss per share	$(0.27)	$(0.28)	$(1.04)	$(0.93)

Shares used in computing net loss per share:
Basic and Diluted	4,520	4,432	4,465	4,425

(1) Amounts include stock-based compensation costs as follows:
Cost of revenues	$40	$51	$158	$48
Product development	115	130	475	173
Sales and marketing	(43)	86	(20)	57
General and administrative	199	189	844	468
Total stock-based compensation expenses	$311	$456	$1,457	$746

ECHELON CORPORATION
RECONCILIATION OF NON-GAAP TO GAAP RESULTS
Excluding adjustments itemized below
(In thousands, except per share amounts)
(Unaudited)
An itemized reconciliation between net earnings on a GAAP basis and non-GAAP basis is as follows:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
GAAP net loss	$(1,202)	$(1,237)	$(4,623)	$(4,103)

Stock-based compensation	311	456	1,457	746
Restructuring charges	—	286	—	286
Lumewave consideration adjustment	—	—	—	(318)
Total non-GAAP adjustments to earnings from operations	311	742	1,457	714
Income tax effect of reconciling items	—	—	—	—
Non-GAAP net loss	$(891)	$(495)	$(3,166)	$(3,389)
Non-GAAP net loss per share:
Diluted	$(0.20)	$(0.11)	$(0.71)	$(0.77)
Shares used in computing net loss per share:
Diluted	4,520	4,432	4,465	4,425

ECHELON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Twelve Months Ended
	December 31,
	2017	2016

Cash flows provided by (used in) operating activities:
Net loss	$(4,623)	$(4,103)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	454	489
Increase (reduction) in allowance for doubtful accounts	(3)	6
Loss on disposal of and write down of property, equipment, and other	—	1
Increase in accrued investment income	(110)	(43)
Stock-based compensation	1,457	746
Adjustment to contingent consideration	—	(318)
Change in operating assets and liabilities:
Accounts receivable	367	1,009
Inventories	(681)	323
Deferred cost of revenues	(628)	(20)
Other current assets	(242)	200
Accounts payable	586	(558)
Accrued liabilities	259	(1,176)
Deferred revenues	1,004	340
Deferred rent	(65)	81
Net cash used in operating activities	(2,225)	(3,023)

Cash flows provided by (used in) investing activities:
Purchases of available‑for‑sale short‑term investments	(23,875)	(23,955)
Proceeds from maturities and sales of available‑for‑sale short‑term investments	24,000	29,155
Change in other long‑term assets	(98)	160
Capital expenditures	(209)	(117)
Net cash provided by (used in) investing activities	(182)	5,243

Cash flows provided by (used in) financing activities:
Repurchase of common stock from employees for payment of taxes on vesting of restricted stock units and upon exercise of stock options	(240)	(43)
Net cash used in financing activities	(240)	(43)

Effect of exchange rates on cash:	105	(65)

Net change in cash and cash equivalents	(2,542)	2,112
Cash and cash equivalents:
Beginning of period	9,803	7,691
End of period	$7,261	$9,803